Exhibit 10.7

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of September 24, 2020 (“Effective Date”), by and between Vivakor, Inc., a Nevada corporation (the “Company”), and Tyler Nelson (the “Executive”).

WITNESSETH:

WHEREAS, Executive is currently employed with the Company and the Company desires to continue retaining the services of Executive, and Executive desires to remain employed by the Company, on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Company and Executive, intending to be legally bound, hereby agree as follows:

1.               Employment.  The Company agrees to employ Executive as its Chief Financial Officer, and Executive accepts such employment and agrees to perform executive employment services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.

2.               Term.  The initial term of Executive’s employment hereunder (the “Initial Term”) shall commence on the Effective Date, and shall continue until the earlier of (i) three (3) years after the Effective Date or (ii) the date this Agreement is terminated upon written notice by either party as set forth in Section 5 (Termination). Sections 6 (Compensation upon the Termination of Executive’s Employment) and 7 (Change of Control) of this Agreement shall govern the amount of any compensation to be paid to Executive upon termination of this Agreement and his employment. Notwithstanding anything to the contrary herein, the parties acknowledge and agree that the Company may only terminate Executive’s employment for Cause (as hereinafter defined). At the end of the Initial Term (if this Agreement is not terminated pursuant to Section 5 during the Initial Term), this Agreement will be automatically renewed for successive one-year terms (each a “Renewal Term”) unless either the Executive or Company gives written notice to the other party at least three months before the end of the then current term (either the Initial Term or any Renewal Term as applicable) that he/it elects not to renew this Agreement for any subsequent year. Any non-renewal of the Agreement by either party shall be deemed a termination pursuant to Section 5.5 and shall be subject to the severance compensation provisions of Section 6.3 related to termination under Section 5.5. The Initial Term and any applicable Renewal Term are referred to herein collectively as the “Term.”

3.	Position and Duties.

3.1.          Service with the Company.  During the Term of this Agreement, Executive agrees to perform such executive employment duties as the Board of Directors of the Company (the “Board”) shall reasonably assign to him, as the Company’s Chief Financial Officer, from time to time.

3.2.          Conflicting Duties.  Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement. The Company agrees that Executive may, during the Term of this Agreement, perform services for LBL Professional Consulting, Inc. (“LBL”), or any other corporation, firm, entity or person that is not otherwise inconsistent with the provisions of this Agreement or Executive’s fiduciary obligations to the Company.

The Company acknowledges that Executive is the Chief Executive Officer of LBL and sits on LBL’s board of directors. Executive and Company acknowledge and agree to the following in this matter:

(a)	Executive will not be permitted to participate in any discussion, including LBL board meetings, regarding any Company stock that LBL may own at any time.
(b)	Executive’s Chief Financial Officer services performed for the Company are governed by and reported under this Agreement, and Executive is not acting in any manner as a representative for LBL in his executive services to Company as its Chief Financial Officer.
(c)	During the Term of this Agreement, LBL will not compensate Executive for any service hours that he provides to the Company as such services and compensation are governed by this Agreement.
(d)	Executive may continue to act as the Chief Executive Officer of LBL and may continue to assist in managing LBL.

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4.	Compensation and Benefits.

4.1.          Base Salary.  As compensation for all services to be rendered by Executive under this Agreement, the Company shall pay to Executive an annual salary of Fifty Thousand Dollars ($50,000) (the “Base Salary”), subject to potential increases as stated below.  The Base Salary is payable in equal installments and will be paid every two weeks. The Base Salary will increase as follows: (i) upon the Company earning a total of at least $3,000,000 in Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) during any calendar year, the Base Salary will increase to $100,000 for all calendar years thereafter until if and when further increased pursuant to this Section 4.1; and (ii) for every $1,500,000 increase in EBITDA earned by the Company during any calendar year, the Base Salary will increase an additional $50,000 up to a maximum Base Salary of $350,000. Any increase to the Base Salary will be effective the first pay period of the Company after the Company reaches a particular EBITDA amount is achieved that triggers the increase. For example purposes only and not by way of limitation: (i) if on October 31, 2021 the Company reaches $3,000,000 in EBITDA earned during the 2021 calendar year, the Base Salary would increase to $100,000 commencing the Company’s first pay period after October 31, 2021; and (ii) if on November 15, 2022 the Company reaches $4,500,000 in EBITDA earned during the 2022 calendar year, the Base Salary would increase to $150,000 commencing the Company’s first pay period after November 15, 2022.

4.2.          Bonuses. The Company and Executive shall establish an annual bonus plan for Executive. Executive will be eligible to participate in such annual bonus plan during the term of this Agreement with goals (the “Annual Goals”) established and approved by the Board. Pursuant to this annual bonus plan, Executive shall be eligible for cash bonuses valued at one hundred percent of the then current Base Salary. At the conclusion of each calendar year during the Term, the Executive and Board shall determine the level of success achieved by the Executive against the Annual Goals. Bonuses will be determined and paid within thirty days of each calendar year during the Term. If Executive’s employment is terminated for any reason other than Cause or his voluntary resignation without Good Reason, he will be entitled to receive any bonus earned up to the date of termination as reasonably determined by the Board. Notwithstanding the foregoing, at any time the Base Salary is $200,000 or more, the Company will pay Executive a minimum annual bonus of that Base Salary within 90 days after the end of each calendar year. Any amounts paid as an annual bonus will not be included in the Base Salary calculation in the next year of employment.

4.3.          Participation in Benefit Plans.  Executive shall be included to the extent eligible thereunder in any and all plans of the Company providing general benefits for the Company’s executive employees, including, without limitation, medical, dental, vision, disability, life insurance, 401(k) plan, sick days, vacation, and holidays.  Executive’s participation in any such plan or program shall be subject to the provisions, rules, and regulations applicable thereto.  In addition, during the Term of this Agreement, Executive shall be eligible to participate in all non-qualified deferred compensation and similar compensation, bonus and stock plans offered, sponsored or established by Company on substantially the same or a more favorable basis as any other employee of Company.  The Company will pay directly or reimburse Executive for supplemental disability coverage, in an amount approved by the Board (or its Compensation Committee, if applicable). The benefit plans described in this Section 4.3 are collectively referred to in this Agreement as “Benefit Plans.”

4.4.          Business Expenses.  In accordance with the Company’s policies established from time to time, the Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the presentment of appropriate supporting documentation.  In addition, the Company will reimburse or pay directly for Executive’s personal executive development expenses, in a maximum amount to be approved by the Board (or its Compensation Committee, if applicable).

4.5.          Vacation. Executive shall be entitled to paid vacations. Executive will accrue four (4) weeks paid vacation time per year. Vacation accrual has a ceiling of 16 weeks of vacation. Unused vacation will be paid out to Executive upon any termination of employment. If any paid vacation time is unused for more than twelve (12) months and Executive requests a payout for any or all of such unused vacation time, the Company will pay to Executive the value of such unused vacation time (calculated pursuant to the then current Base Salary at the time a payout is requested) for which Executive requests a payout. Executive may request a payout of unused vacation time up to twice each calendar year during the Term of this Agreement.

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4.6.          Indemnification. In addition to any rights Executive may have under the Company's charter or by-laws, the Company agrees to indemnify Executive and hold Executive harmless, both during the Term and thereafter, against all costs, expenses (including, without limitation, fines, excise taxes and attorneys' and accountants’ fees) and liabilities (other than settlements to which the Company does not consent, which consent shall not be unreasonably withheld) (collectively, "Losses") reasonably incurred by Executive in connection with any claim, action, proceeding or investigation brought against or involving Executive with respect to, arising out of or in any way relating to Executive's employment with the Company or Executive's service as a director of the Company; provided, however, that the Company shall not be required to indemnify Executive for Losses incurred as a result of Executive's intentional misconduct or gross negligence (other than matters where Executive acted in good faith and in a manner he reasonably believed to be in and not opposed to the Company's best interests). Executive shall promptly notify the Company of any claim, action, proceeding or investigation under this paragraph and the Company shall be entitled to participate in the defense of any such claim, action, proceeding or investigation and, if it so chooses, to assume the defense with counsel selected by the Company; provided that Executive shall have the right to employ counsel to represent him (at the Company's expense) if Company counsel would have a conflict of interest in representing both the Company and Executive. The Company shall not settle or compromise any claim, action, proceeding or investigation without Executive's consent, which consent shall not be unreasonably withheld; provided, however, that such consent shall not be required if the settlement entails only the payment of money (and no admission of guilt or wrong doing by Executive) and the Company fully indemnifies Executive in connection therewith. The Company further agrees to advance any and all expenses (including, without limitation, the fees and expenses of counsel) reasonably incurred by Executive in connection with any such claim, action, proceeding or investigation. The Company, as soon as reasonably possible, will obtain and maintain a policy of directors' and officers' liability insurance covering Executive and, notwithstanding the expiration or earlier termination of this Agreement, the Company shall maintain a directors' and officers' liability insurance policy covering Executive for a period of time following such expiration or earlier termination equal to the statute of limitations for any claim that may be asserted against Executive for which coverage is available under such directors' and officers' liability insurance policy. The provisions of this paragraph shall survive the termination of this Agreement for any reason.

5.	Termination.

5.1.          Disability.  At the Company’s election, Executive’s employment shall terminate upon Executive’s becoming totally or permanently disabled for a period of at least six (6) consecutive months.  For purposes of this Agreement, the term “totally or permanently disabled” or “total or permanent disability” means Executive’s inability on account of sickness or accident, whether or not job-related, to engage in regularly or to perform adequately his assigned duties under this Agreement.  The Company may only make a determination that Executive is totally or permanently disabled or has a total or permanent disability upon receipt of such a determination from Executive’s regular, treating physician. Executive, or Executive’s authorized personal representative, will instruct Executive’s regular, treating physician to furnish to the Company such physician’s determination of whether Executive is totally or permanently disabled or has a total or permanent disability upon Executive’s, or Executive’s authorized personal representative’s, receipt of a written request from the Company, signed by any officer.

5.2.          Death of Executive.  Executive’s employment shall terminate immediately upon the death of Executive.

5.3.          Termination for Cause.  The Company may terminate Executive’s employment at any time for “Cause” (as hereinafter defined) immediately upon written notice to Executive.  As used herein, the term “Cause” shall mean that Executive shall have (i) committed any act of fraud, embezzlement, or any other willful misconduct that is demonstrably and materially injurious to the Company, or (ii)  violated any material written Company policy or rules of the Company (provided such policies and rules must be commercially reasonable) and such violation is not cured by Executive within 30 days following written notice thereof to Executive, or (iii) refused to follow the reasonable written directions given by the Board or its designee or breached any material covenant or obligation under this Agreement or any other written agreement with the Company and such refusal or breach is not cured by Executive withing 30 days following written notice thereof to Executive. No act or failure to act by Executive shall be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in the Company’s best interest.

5.4.          Resignation.  Executive’s employment shall terminate on the earlier of the date that is thirty (30) days following the written submission of Executive’s resignation to the Company or the date such resignation is accepted by the Company. Executive may resign at any time with or without Good Reason.

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5.5.          Termination for Good Reason. Executive may terminate his employment under this Agreement at any time for “Good Reason” (as hereinafter defined). As used herein, the term “Good Reason” shall mean, without Executive’s written consent: (a) any reduction in Executive’s Base Salary; (b) a material reduction in Executive’s authority, duties or responsibilities, including without limitation, removing Executive as Chief Financial Officer; (c) relocation by the Company of Executive’s work site to a facility or location more than 15 miles from the Executive’s current principal work site for the Company; (d) imposition of a requirement that Executive report to anyone other than the Company’s Chief Executive Officer or directly to the Board; or (e) a material breach by the Company of any of its obligations under this Agreement or any other written agreement or covenant with Executive. A condition will not be considered “Good Reason” unless Executive gives the Company written notice of the condition within ninety (90) days after the condition comes into existence and the Company fails to remedy the condition within thirty (30) days after receiving Executive’s written notice. To resign for Good Reason, Executive must resign within three months (3) months after one of the foregoing conditions has come into existence without Executive’s consent and has not been remedied by the Company within its 30-day remedy deadline.

5.6.          Termination Without Cause. The Company may terminate Executive’s employment at any time Without Cause on 30 days prior written notice. A termination “Without Cause” is a termination of Executive’s employment by the Company for any reason other than those set forth in subsections (5.1) (Disability), (5.2) (Death), or (5.3) (For Cause) of this Section.

5.7.          Surrender of Records and Property.  Upon termination of his employment with the Company, Executive shall deliver promptly to the Company all credit cards, computer equipment, cellular telephone, records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, that are the property of the Company and that relate in any way to the business, strategies, products, practices, processes, policies or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of the Company that in any of these cases are in his possession or under his control, and Executive shall also remove all such information from any personal computers that he owns or controls. Executive may retain a copy of this Agreement and any other agreement between the Executive and the Company (or any of its affiliates).

6.	Compensation upon the Termination of Executive’s Employment.

6.1.          In the event that Executive’s employment is terminated by Company pursuant to Section 5.3 (Termination for Cause) or by Executive pursuant to Section 5.4 (Resignation) without Good Reason, then: (i) Executive shall be paid a pro rata amount of Executive’s then current Base Salary through the date his employment is terminated; and (ii) all unpaid bonuses and accrued and unpaid compensation (including any accrued and unused vacation time) shall be paid to the Executive.

6.2.          In the event Executive’s employment is terminated pursuant to Section 5.2 (Death), then: (i) Executive’s beneficiary or a beneficiary designated by Executive in writing to the Company, or in the absence of such beneficiary, Executive’s estate, shall be paid Executive’s then current Base Salary through the end of the month in which his death occurs; ; and (ii) all accrued and unpaid compensation (including any accrued and unused vacation time) and earned but unpaid bonus payments shall be paid to the Executive’s beneficiary or in the absence of such beneficiary, Executive’s estate.

6.3.          In the event Executive’s employment is terminated by the Executive pursuant to Section 5.5 (Termination for Good Reason), by the Company pursuant to Section 5.1 (Disability), or by the Company pursuant to Section 5.6 (Termination Without Cause), or by the Company pursuant to Section 2 electing for any reason to not renew this Agreement, then: (i) Executive shall be paid Executive’s then current Base Salary through the date his employment is terminated and for any accrued and unused vacation time; and (ii) the Company shall pay to Executive, as a severance allowance, the amounts described in Sections 6.3.1. through 6.3.4. (together the “Severance Payments”), and the Company shall pay no other compensation or benefits of any kind.

6.3.1.     Company shall pay to Executive the Executive’s then current monthly Base Salary multiplied by two (2), not to exceed $150,000, for a period of twelve (12) months beginning upon Executive’s satisfaction of the Conditions (the “Severance Period”), paid on the Company’s regular paydays throughout the Severance Period.

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6.3.2.     Company shall pay for Executive’s benefit for outplacement services for Executive for twelve (12) months with an outplacement firm selected by Executive.

6.3.3.     Company shall pay for Executive’s benefit, if Executive elects to continue Executive’s health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of Executive’s employment, Executive’s monthly premium (including any premiums related to Executive’s eligible dependents) under COBRA until the earliest of (a) the close of the Severance Period, (b) the expiration of Executive’s continuation of coverage under COBRA, or (c) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment.

6.3.4.     Company shall pay to Executive upon the earlier of (a) the date that is sixty (60) days after termination of Executive’s employment and (b) Executive’s satisfaction of the Conditions (defined below), any amounts payable under any Company bonus plans in which Executive is eligible to participate as of the date of the termination of his employment, after pro rating any applicable targets, quotas, and bonus payments as of the termination date, regardless when such bonus may be due under the bonus plan.

Notwithstanding anything herein to the contrary, the Company shall begin COBRA payments as soon as necessary for Executive to continue coverage, even if Executive has yet to meet the Conditions (as defined below); provided that this obligation shall not extend more than sixty (60) days from the date of termination of Executive’s employment.

6.4.          Conditions. The Company’s obligation to pay the Severance Payments will not apply unless (a) Executive has complied with Section 5.6 (Surrender of Records and Property), (b) Executive has resigned as a member of the Board and the boards of directors of any Company subsidiaries, if applicable, and (c) Executive has executed the Company’s standard release agreement (the “Release”) that includes (i) a full mutual release of all claims by both parties and (ii) non-disparagement of either party by the other (collectively, clauses (a) through (c) of this Section 6.4 are the “Conditions”). The Company will deliver the Release (executed by the Company) to Executive within ten (10) days of termination of Executive’s employment. If the Company has failed to deliver the Release by the time Executive has complied with all other provision of Section 6.4, then the Severance Payments will commence as scheduled if the Executive has complied with all other provisions of Section 6.4. The Executive and the Company must both comply to satisfy the Conditions within sixty (60) days of termination of Executive’s employment.

7.	Change of Control.

7.1.          Definition of Change of Control.  As used herein, a “Change of Control” shall means: (a) the sale, transfer, or other disposition of all or substantially all of the Company’s assets, (b) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, or (c) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company. A transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

7.2.          Change of Control Bonus. In the event of a Change of Control, the Company shall, within thirty (30) days after occurrence of the Change of Control, pay Executive a lump sum amount equal to Executive’s then current annual Base Salary multiplied by two (2).

7.3.          Benefit Plans Following a Change of Control. In the event of a Change of Control following which the Company (or the surviving entity) continues to employ Executive and the Company (or the surviving entity) offers benefit plans that are less favorable to Executive and Executive’s eligible dependents than the Benefit Plans Executive and Executive’s dependents had immediately prior to the Change of Control, the Company (or the surviving entity) will reimburse Executive for any expenses he incurs to independently acquire additional coverage under a third-party plan to cover such deficit in benefits for up to a one (1) year period.

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7.4.          Severance Payments Following a Change of Control. In the event of a Change of Control following which the Company (or the surviving entity) continues to employ Executive, in the event Executive’s employment is terminated by the Executive pursuant to Section 5.5 (Termination for Good Reason) or by the Company (or the surviving entity) pursuant to Section 2 electing for any reason to not renew this Agreement, the Company (or the surviving entity) shall pay the Severance Payments to Executive in accordance with Section 6.3 above.

8.	Successors.

8.1.          The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, acquisition, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations of the Company under this Agreement and agree expressly to perform the obligations of the Company under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.

8.2.          Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

9.	Other Provisions.

9.1.          Code Section 409A. For purposes of Section 409A Internal Revenue Code, as amended (“Section 409A”), Executive hereby elects to receive, and the Company hereby agrees to pay, each amount payable under this Agreement at the times, and on the terms and conditions, set forth herein. Notwithstanding the foregoing, if Section 409A would impose any additional tax on payments within the first six (6) months following Executive’s Separation from Service (as defined in Section 409A), such payments shall be delayed to the minimum extent necessary to avoid such additional tax.  Any delayed payments shall be paid in a lump sum on the first day of the seventh (7th) month after Executive’s Separation from Service.

9.2.          Governing Law; Venue.  This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of California without reference to conflicts of law provisions of any jurisdiction. Any dispute arising under or related to this Agreement will be resolved exclusively in federal or state court in Orange County, California and the parties hereby consent to such jurisdiction and venue.

9.3.          Prior Agreements.  This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understanding with respect to such subject matter, and the parties hereto have made no agreements, representations, or warranties relating to the subject matter of this Agreement which are not set forth herein.

9.4.          Withholding Taxes and Right of Offset.  The Company may withhold from all payments and benefits under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

9.5.          No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Executive may receive from any other source.

9.6.          Amendments.  No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by Executive and the Company.

9.7.          Headings; Interpretation. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement. As used in this Agreement, unless the context expressly indicates otherwise, the word “or” is inclusive and means “and/or” and the word “including” (or any variation of that word) means “including without limitation” or a phrase of equivalent meaning.

9.8.          No Waiver.  No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

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9.9.          Severability.  To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted from this Agreement and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

9.10.       Survivability.  Sections 6, 7, 8, and 9 of this Agreement shall survive the termination of this Agreement and the termination of Executive’s employment with the Company.

9.11.       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement as of the day and year set forth above.

“Company”:	Vivakor, Inc., a Nevada corporation

/s/ Matthew Nicosia
By: Matthew Nicosia
Title: Chief Executive Officer

“Executive”:	/s/ Tyler Nelson
Tyler Nelson, an individual

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